Exhibit 99.1

FOR IMMEDIATE RELEASE
General Nutrition Centers, Inc. Reports
Second Quarter 2010 Results
PITTSBURGH, August 10, 2010 /PRNewswire/ — General Nutrition Centers, Inc. (“GNC” or the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter ended June 30, 2010.
For the second quarter of 2010, the Company reported net income of $25.6 million, a $7.6 million, or 42.5%, increase over net income of $18.0 million for the second quarter of 2009. Net income as a percentage of revenue was 5.6% in the second quarter of 2010, compared to 4.2% in the second quarter of 2009. The Company’s second quarter of 2009 financial performance was negatively impacted by the May 2009 Hydroxycut product recall.
For the second quarter of 2010, the Company reported consolidated revenue of $455.9 million, an increase of 5.4% over consolidated revenue of $432.4 million for the second quarter of 2009. Revenue increased in the Company’s retail and franchise segments by 8.2% and 5.5%, respectively, and declined in the manufacturing/wholesale segment by 13.5%. Same store sales improved 6.5% in domestic Company-owned stores, representing the 20th consecutive quarter of positive same store sales.
Earnings before interest, income taxes, depreciation, amortization and non-cash stock-based compensation (“Adjusted EBITDA”) for the second quarter of 2010 was $68.6 million, a $10.5 million, or 18.1%, increase over the Adjusted EBITDA of $58.1 million for the second quarter of 2009. Adjusted EBITDA was 15.0% as a percentage of revenue in the second quarter of 2010, compared to 13.4% in the second quarter of 2009.
For the second quarter of 2010, the Company generated net cash from operations of $14.5 million, incurred capital expenditures of approximately $6.4 million, and paid approximately $0.4 million in principal on outstanding debt. At June 30, 2010, the Company’s cash balance was $118.5 million.
In the second quarter of 2010, the Company opened 13 net new domestic Company-owned stores, 1 net new Company-owned store in Canada, 43 net new international franchise locations, and 49 net new franchise store-within-a-store Rite Aid locations, and closed 9 net domestic franchise locations.
In the second quarter of 2010, the Company and PetSmart announced the launch of a line of dietary supplements designed for dogs and cats. This new line, which recognizes the unique dietary needs of pets, will be made exclusively for PetSmart and available at PetSmart and www.petsmart.com beginning in the Fall of 2010.
Joe Fortunato, Chief Executive Officer, said, “Our second quarter results demonstrate the continued momentum of the business and our ability to consistently grow revenue and adjusted EBITDA. Beyond the core business, I am also pleased with our on- going corporate partnership initiatives, such as our previously announced venture with Pepsi and our most recent project with PetSmart. As a leader in the health and wellness industry focused on science and innovation, GNC is well positioned to continue to build on the valued brand that gives us an edge in the marketplace and allows us to continue to enhance financial leverage.”
For the first six months of 2010, the Company reported net income of $51.6 million, a $14.1 million, or 37.8%, increase over net income of $37.4 million for the first six months of 2009. Net income as a percentage of revenue was 5.6% in the first six months of 2010, compared to 4.3% in the first six months of 2009.

For the first six months of 2010, the Company reported consolidated revenue of $920.9 million, an increase of 5.6% over consolidated revenue of $872.3 million for the first six months of 2009. Revenue increased in the Company’s retail and franchise segments by 6.6% and 8.9%, respectively, and declined in the manufacturing/wholesale segment by 7.2%. Same store sales improved 4.7% in domestic Company-owned stores in the first six months of 2010 compared to the same period in 2009.
Adjusted EBITDA for the first six months of 2010 was $138.8 million, an $18.5 million, or 15.4%, increase over the Adjusted EBITDA of $120.3 million for the first six months of 2009. Adjusted EBITDA was 15.1% as a percentage of revenue in the first six months of 2010, compared to 13.8% in the first six months of 2009.
For the first six months of 2010, the Company generated net cash from operations of $86.6 million, incurred capital expenditures of approximately $13.7 million, and paid approximately $1.0 million in principal on outstanding debt. Additionally during the six months, the Company declared and paid a dividend of $28.4 million to GNC Corporation, its direct parent.
In the first six months of 2010, the Company opened 22 net new domestic Company-owned stores, 4 net new Company-owned stores in Canada, 74 net new international franchise locations, and 103 net new franchise store-within-a-store Rite Aid locations, and closed 17 net domestic franchise locations.
General Nutrition Centers, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board through a merger on March 16, 2007.
As of June 30, 2010, GNC has more than 7,100 locations, of which more than 5,500 retail locations are in the United States (including 892 franchise and 1,972 Rite Aid franchise store-within-a-store locations), and franchise operations in 50 countries. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com. GNC has scheduled a conference call and webcast to report its second quarter 2010 financial results on Tuesday, August 10, 2010 at 11:00 am EDT. To listen to this call dial 1-866-468-1032 inside the U.S. and 1-832-445-1665 outside the U.S. The conference identification number for all participants is 91356815. A webcast of the call will also be available through the “About GNC” link on www.gnc.com through September 10, 2010.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our quarterly and annual filings with the Securities and Exchange Commission.
Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenue	$455,903	$432,416	$920,922	$872,313

Cost of sales, including costs of warehousing, distribution and occupancy	292,251	280,906	591,368	566,635

Gross profit	163,652	151,510	329,554	305,678

Compensation and related benefits	67,633	65,526	135,391	130,851
Advertising and promotion	14,122	14,395	29,576	29,134
Other selling, general and administrative	25,164	25,881	50,258	49,734
Foreign currency (gain) loss	19	(130)	(57)	(33)

Operating income	56,714	45,838	114,386	95,992

Interest expense, net	16,317	17,081	32,946	36,143

Income before income taxes	40,397	28,757	81,440	59,849

Income tax expense	14,796	10,791	29,880	22,437

Net income	$25,601	$17,966	$51,560	$37,412

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net income	$25,601	$17,966	$51,560	$37,412
Interest expense, net	16,317	17,081	32,946	36,143
Income tax expense	14,796	10,791	29,880	22,437
Depreciation and amortization	11,122	11,550	22,872	23,009
Non-cash stock-based compensation expense	734	687	1,576	1,343

Adjusted EBITDA	$68,570	$58,075	$138,834	$120,344

We define Adjusted EBITDA as net income before interest expense (net), income tax expense, depreciation, amortization and non-cash stock-based compensation. Management uses Adjusted EBITDA as a tool to measure operating performance of the business. We use Adjusted EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Current assets:
Cash and cash equivalents	$118,515	$75,089
Receivables, net	92,862	94,355
Inventories, net	395,669	370,492
Prepaids and other current assets	37,276	42,219

Total current assets	644,322	582,155

Long-term assets:
Goodwill, brands and other intangibles, net	1,495,517	1,499,123
Property, plant and equipment, net	194,328	199,581
Other long-term assets	20,745	22,743

Total long-term assets	1,710,590	1,721,447

Total assets	$2,354,912	$2,303,602

Current liabilities:
Accounts payable	$119,893	$95,904
Other current liabilities	109,327	103,683

Total current liabilities	229,220	199,587

Long-term liabilities:
Long-term debt	1,057,505	1,058,085
Other long-term liabilities	324,839	328,414

Total long-term liabilities	1,382,344	1,386,499

Total liabilities	1,611,564	1,586,086

Total stockholder’s equity	743,348	717,516

Total liabilities and stockholder’s equity	$2,354,912	$2,303,602

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,	June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,560	$37,412

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,872	23,009
Amortization of deferred financing costs.	2,325	2,208
Non-cash stock-based compensation	1,576	1,343
Other	5,281	4,358
Changes in:
Receivables	2,043	(517)
Inventory	(31,556)	(26,988)
Accounts payable	24,052	(4,754)
Other assets and liabilities	8,401	20,271

Net cash provided by operating activities	86,554	56,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,675)	(11,303)
Other	(175)	(892)

Net cash used in investing activities	(13,850)	(12,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payment.	(28,384)	—
Payments on long-term debt	(966)	(19,623)
Other	—	(323)

Net cash used in financing activities	(29,350)	(19,946)

Effect of exchange rate on cash	72	67

Net increase in cash	43,426	24,268
Beginning balance, cash	75,089	42,307

Ending balance, cash	$118,515	$66,575

Segment Financial Data and Store Counts
Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
$ in thousands	2010	2009	2010	2009
Revenue	$342,834	$316,942	$693,668	$650,654
Comp Store Sales — Domestic	6.5%	0.3%	4.7%	2.9%
Operating income	$49,382	$41,583	$99,578	$86,026
Franchise Segment — Franchise-operated Domestic and International locations

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
$ in thousands	2010	2009	2010	2009
Revenue	$73,043	$69,225	$145,645	$133,708
Operating income	$22,930	$19,550	$45,331	$38,757
Wholesale/Manufacturing Segment — Third-party contract manufacturing; wholesale and consignment sales with Rite Aid and drugstore.com

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
$ in thousands	2010	2009	2010	2009
Revenue	$40,026	$46,249	$81,609	$87,951
Operating income	$16,367	$17,337	$33,239	$35,218
Consolidated unallocated costs (a)

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
$ in thousands	2010	2009	2010	2009
Warehousing and distribution costs	$(13,773)	$(13,700)	$(27,665)	$(27,017)
Corporate costs	$(18,192)	$(18,932)	$(36,097)	$(36,992)

(a)	Part of consolidated operating income
Consolidated Store Count Activity

	Six months ended June 30, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	49	10	109	112	280
Store closings	(23)	(27)	(35)	(9)	(94)

End of period balance	2,858	892	1,381	1,972	7,103

	Six months ended June 30, 2009
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,774	954	1,190	1,712	6,630
Store openings (1)	40	15	61	63	179
Store closings	(25)	(33)	(27)	(19)	(104)

End of period balance	2,789	936	1,224	1,756	6,705

(1)	openings include new stores and corporate/franchise conversion activity

(2)	including Canada

Contact:
Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029
SOURCE: General Nutrition Centers, Inc.
Web site: http://www.gnc.com/